Exhibit 10.10

Brink’s Home Security Holdings, Inc.
Irving, Texas

Directors’ Stock Accumulation Plan

BRINK’S HOME SECURITY HOLDINGS, INC.
DIRECTORS’ STOCK ACCUMULATION PLAN

PREAMBLE

The Brink’s Home Security Holdings, Inc. Directors’ Stock Accumulation Plan, effective on the Effective Date, is designed to more closely align the interests of Non-Employee Directors to the long-term interests of Brink’s Home Security Holdings, Inc. and its shareholders.
The Plan is intended to comply with the provisions of Code Section 409A and the Treasury Regulations and other guidance, including transition rules and election procedures, issued thereunder (together, “Code Section 409A”).  Each provision and term of the Plan should be interpreted accordingly, but if any provision or term of the Plan would be prohibited by or be inconsistent with Code Section 409A, then such provision or term shall be deemed to be reformed to comply with Code Section 409A, without affecting the remainder of the Plan.
The Plan provides a portion of the overall compensation package of participating directors in the form of deferred stock equivalent units which will be distributed in the form of Common Stock upon the occurrence of certain events.

ARTICLE I

Definitions

Wherever used in the Plan, the following terms shall have the meanings indicated:
Account:  The account maintained by the Company for a Non-Employee Director to document the amounts credited under the Plan and the Units into which such amounts shall be converted.
Board of Directors:  The board of directors of the Company.
Change in Control:  A Change in Control shall mean the occurrence of:
(a) (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of Common Stock outstanding (exclusive of Shares held by the Company’s affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company.
(b) any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) other than the Company, its affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power; or

(c) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors shall cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.
Committee:  The Administrative Committee of the Company.
Common Stock:  Brink’s Home Security Holdings, Inc. common stock, no par value.
Company:  Brink’s Home Security Holdings, Inc.
Disability:  The Non-Employee Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
Effective Date:  The Plan shall become effective upon  the consummation of the distribution, on a pro rata basis, by The Brink’s Company to the record holders of The Brink’s Company of all of the outstanding Shares owned by The Brink’s Company on the date of distribution.
Non-Employee Director:  Any member of the Board of Directors who is not an employee of the Company or a Subsidiary.
Plan:  The Brink’s Home Security Holdings, Inc. Directors’ Stock Accumulation Plan as set forth herein and as amended from time to time.
Shares:  Shares of Common Stock.

Subsidiary:  Any corporation, whether or not incorporated in the United States of America, more than 80% of the outstanding voting stock of which is owned by the Company, by the Company and one or more Subsidiaries or by one or more Subsidiaries.
Unit:  The equivalent of one share of Common Stock credited to a Non-Employee Director’s Account.

ARTICLE II

Administration

SECTION 1.  Authorized Shares.  The maximum number of Units that may be credited hereunder is [100,000]1 Units.  The number of Shares that may be issued or otherwise distributed hereunder will be equal to the number of Units that may be credited hereunder.
In the event of any change in the number of Shares outstanding by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, a corresponding adjustment shall be made to the number of Shares that may be deemed issued under the Plan by the Committee.  Such adjustment shall be conclusive and binding for all purposes of the Plan.
SECTION 2.  Administration.  The Committee is authorized to construe the provisions of the Plan and to make all determinations in connection with the administration of the Plan.  All such determinations made by the Committee shall be final, conclusive and binding on all parties, including Non-Employee Directors participating in the Plan.
All authority of the Committee provided for in, or pursuant to, this Plan, may also be exercised by the Board of Directors.  In the event of any conflict or inconsistency between determinations, orders, resolutions or other actions of the Committee and the Board of Directors taken in connection with this Plan, the actions of the Board of Directors shall control.

    1  Assumes a one-for-one ratio of BHS shares distributed in the Distribution to BCO shares.

ARTICLE III

Participation

Each Non-Employee Director on the Effective Date shall be eligible to participate in the Plan on such date.  Thereafter, each Non-Employee Director shall be eligible to participate as of the date on which he or she becomes a Non-Employee Director.

ARTICLE IV

Allocations

SECTION 1.  Allocations.  As of each June 1, each Non-Employee Director (including Non-Employee Directors elected to the Board of Directors after the Effective Date) shall be entitled to an allocation to his or her Account (which allocation shall be in addition to any retainer fees paid in cash) equal to 50% of the annual retainer in effect for such Non-Employee Director on such June 1.  Such allocations shall be converted on the first trading day in June into Units.  The number (computed to the second decimal place) of Units so credited shall be determined by dividing the amount of the allocation for each Non-Employee Director for the year by the average of the high and low per share quoted sale prices of Common Stock, as reported on the New York Stock Exchange Composite Transaction Tape on the first trading date in June.
SECTION 2.  Adjustments.  The Committee shall determine such equitable adjustments in the Units credited to each Account as may be appropriate to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends.

SECTION 3.  Dividends and Distributions.  Whenever a cash dividend or any other distribution is paid with respect to Shares, the Account of each Non-Employee Director will be credited with an additional number of Units, equal to the number of Shares including fractional Shares (computed to the second decimal place), that could have been purchased had such dividend or other distribution been paid to the Account on the payment date for such dividend or distribution based on the number of Shares giving rise to the dividend or distribution represented by Units in such Account as of such date and assuming the amount of such dividend or value of such distribution had been used to acquire additional Units.  Such additional Units shall be deemed to be purchased at the average of the high and low per share quoted sale prices of Common Stock, as reported on the New York Stock Exchange Composite Transaction Tape on the payment date for the dividend or other distribution.  The value of any distribution will be determined by the Committee.

ARTICLE V

Distributions

SECTION 1.  Entitlement to Benefits.  Each Non-Employee Director who receives an allocation of Units pursuant to Section 1 of Article IV of the Plan shall be fully vested with respect to each such allocation of Units (including any dividends or distributions credited with respect thereto pursuant to Section 3 of Article IV of the Plan) on the one year anniversary of each respective allocation of Units, or, if earlier, upon the Non-Employee Director’s termination of service or upon a Change in Control.
SECTION 2.  Distribution of Shares.  Each Non-Employee Director shall receive a distribution of his or her Account in Common Stock in respect of all Units standing to the credit of such Non-Employee Director’s Account in a single-lump sum distribution within 75 days following his or her termination of service as a Non-Employee Director.  A Non-Employee Director may elect, at least 12 months prior to his or her termination of service, to receive a distribution of the Shares represented by the Units credited to his or her Account in equal annual installments (not more than ten) commencing not earlier than the last day of the month next following the fifth anniversary of the date of his or her termination of service (whether by death, Disability, retirement or otherwise) or as promptly as practicable thereafter.

The number of Shares to be included in each installment payment shall be determined by multiplying the number of Units in the Non-Employee Director’s Account (including any dividends or distributions credited to such Account pursuant to Section 3 of Article IV of the Plan whether before or after the initial installment payment date) as of the lst day of the month preceding the initial installment payment and as of each succeeding anniversary of such date by a fraction, the numerator or which is one and the denominator of which is the number of remaining installments (including the current installment).
Any fractional Units shall be converted to cash based on the average of the high and low per share quoted sale prices of Common Stock as reported on the New York Stock Exchange Composite Transaction Tape, on the last trading day of the month preceding the month of distribution and shall be paid in cash.

ARTICLE VI

Designation of Beneficiary

A Non-Employee Director may designate in a written election filed with the Committee a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive all distributions and payments under the Plan after the Non-Employee Director’s death.  Any such designation may be revoked, and a new election may be made, at any time and from time to time, by the Non-Employee Director without the consent of any beneficiary.  If the Non-Employee Director designates more than one beneficiary, any distributions and payments to such beneficiaries shall be made in equal percentages unless the Non-Employee Director has designated otherwise, in which case the distributions and payments shall be made in the percentages designated by the Non-Employee Director within 75 days following the date of death.  If no beneficiary has been named by the Non-Employee Director or no beneficiary survives the Non-Employee Director, the remaining Shares (including fractional Shares) in the Non-Employee Director’s Account shall be distributed or paid in a single sum to the Non-Employee Director’s estate within 75 days following the date of death.  In the event of a beneficiary’s death, the remaining installments will be paid to a contingent beneficiary, if any, designated by the Non-Employee Director or, in the absence of a surviving contingent beneficiary, the remaining Shares (including fractional Shares) shall be distributed or paid to the primary beneficiary’s estate in a single distribution within 75 days following the date of the primary beneficiary’s death.  All distributions shall be made in Shares except that fractional Shares shall be paid in cash.

ARTICLE VII

Miscellaneous

SECTION 1.  Nontransferability of Benefits.  Except as provided in Article VI, Units credited to an Account shall not be transferable by a Non-Employee Director or former Non-Employee Director (or his or her beneficiaries) other than by will or the laws of descent and distribution or pursuant to a domestic relations order.  No Non-Employee Director, no person claiming through a Non-Employee Director, nor any other person shall have any right or interest under the Plan, or in its continuance, in the payment of any amount or distribution of any Shares under the Plan, unless and until all the provisions of the Plan, any determination made by the Committee hereunder, and any restrictions and limitations on the payment itself have been fully complied with.  Except as provided in this Section 1, no rights under the Plan, contingent or otherwise, shall be transferable, assignable or subject to any pledge or encumbrance of any nature, nor shall the Company or any of its Subsidiaries be obligated, except as otherwise required by law, to recognize or give effect to any such transfer, assignment, pledge or encumbrance.

SECTION 2.  Limitation on Rights of Non-Employee Director.  Nothing in this Plan shall confer upon any Non-Employee Director the right to be nominated for reelection to the Board of Directors.  The right of a Non-Employee Director to receive any Shares shall be no greater than the right of any unsecured general creditor of the Company.
SECTION 3.  Term, Amendment and Termination.
(a)           The Plan shall terminate on October 1, 2018.
(b)           The Corporate Governance and Nominating Committee of the Board of Directors may from time to time amend any of the provisions of the Plan, or may at any time terminate the Plan; provided, however, that the allocation formulas included in Article IV may not be amended more than once in any six-month period.  No amendment or termination shall adversely affect any Units (or distributions in respect thereof) which shall theretofore have been credited to any Non-Employee Director’s Account without the prior written consent of the Non-Employee Director.

SECTION 4.  Funding.  The Plan shall be unfunded.  Shares shall be acquired (a) from the trustee under an employee benefits trust established by the Company for such purpose, (b) by purchases on the New York Stock Exchange, (c) by acquisitions of Common Stock, otherwise than on such Exchange, in such amounts and at such times as the Company in its sole discretion may determine, (d) directly from the Company through new issuances or (e) in such other manner as the Company in its sole discretion may determine.
SECTION 5.  Governing Law.  The Plan and all provisions thereof shall be construed and administered according to the laws of the Commonwealth of Virginia.